Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 of our report dated March 31, 2025, which includes an explanatory paragraph relating to AgEagle Aerial Systems, Inc’s, (the “Company”) ability to continue as a going concern, relating to the consolidated financial statements of the Company, appearing in the entity’s Annual Report on Form 10-K for the year ended December 31, 2024. We also consent to the reference to us under the caption “Experts” in the Prospectus.

WithumSmith+Brown, PC

Orlando, Florida

February 27, 2026